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                                                                    Exhibit 10.2

                                                          EMPLOYMENT AGREEMENT
                                               dated as of December 31, 1996,
                                               between CFP HOLDINGS, INC., a
                                               Delaware corporation (the
                                               "Company"), and DAVID COHEN (the
                                               "Executive").

            Reference is made to the Securities Purchase Agreement dated as of December 31, 1996 (the "Securities Purchase Agreement") among the Company, Quality Foods, L.P. ("Quality Foods"), the partners of Quality Foods, certain additional beneficial owners of Quality Foods, the stockholders of QF Acquisition Corp., a Delaware corporation, and the stockholders of QF Management Corp., a Delaware corporation. Pursuant to the Securities Purchase Agreement, the Company is acquiring the business of Quality Foods.

            The Executive is the Chief Operating Officer of Quality Foods and possesses unique knowledge of the business, products and operations thereof. The Company desires to enter into this Agreement in order to assure itself of the continued service of the Executive and the Executive desires to accept employment with the Company upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

            SECTION 1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth.

            SECTION 2. Term. The employment of the Executive hereunder shall be for the period (the "Employment Period") commencing on the date hereof (the "Commencement Date") and ending on (a) the third anniversary of the date hereof (the "Scheduled Termination Date"), or (b) such earlier date (the "Termination Date") upon which the employment of the Executive shall terminate in accordance with the provisions hereof.

            SECTION 3. Duties. (a) During the Employment Period, the Executive shall be employed as the President and Chief Operating Officer of Quality Foods and shall perform such duties as are consistent therewith, but shall have such other titles and duties (including with respect to affiliates of Quality Foods) consistent with the status of a senior level executive of the Company, as the Board of Directors of the Company (the "Board") shall in its discretion designate. The Executive shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities.

                  (b) The Executive shall serve as a member of the Board of Directors of the Company.
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            SECTION 4. Time to be Devoted to Employment. During the Employment
Period, the Executive shall devote substantially all of his working time, attention and energies to the business of the Company and its subsidiaries (except for vacations to which he is entitled pursuant to Section 6(b) and except for illness or incapacity). During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

            SECTION 5. Compensation; Bonus. (a) The Company (or at the Company's option, any subsidiary or affiliate thereof) shall pay or caused to be paid to the Executive an annual base salary (the "Base Salary") during the Employment Period of $240,000 per annum, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its officers, less such deductions as are required by applicable law, including required withholding taxes, payable on a current basis.

                  (b) Subject to the last sentence of this Section 5(b), on January 1 of each year (each such year, an "Adjustment Year") commencing January 1, 1998, the Executive's Base Salary shall be subject to increase by a percentage of the Executive's Base Salary equal to the percentage increase, if any, in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners, "all items" for the city or metropolitan area to which Philadelphia, Pennsylvania bears the closest geographic proximity, 1982-84=100 base, or any successor or substitute index between December of the year that is two years immediately prior to the adjustment year and December of the year immediately preceding the adjustment year (the "Index Year"). The Company shall calculate any increase as soon as practicable after the Consumer Price Index information for December of the Index Year is made available and any such increase shall be effective on January 1st of the Adjustment Year. Any increase in Base Salary pursuant to this Section 5(b) shall be added to the Base Salary then being paid to the Executive, and the sum thereof shall then become the Base Salary for each successive year, until further adjusted in accordance with the provisions of this Section 5(b). Notwithstanding anything to the contrary contained herein, any increase in Base Salary pursuant to this Section 5(b) shall be offset against any other increase in Base Salary to which the Executive might, in the discretion of the Board of Directors of the Company, become entitled.

                  (c) In addition to the Base Salary, the Executive shall also be eligible to participate in the Company's annual cash bonus plan based upon achieving and exceeding the annual performance targets for Quality Foods as follows:


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                        (i)   In respect of each of the 1997 through
1999 fiscal years (each, a "Bonus Year"), the Company shall award a cash bonus (the "Annual Cash Bonus") of up to 100% of the Executive's Base Salary, depending upon the percentage of Annual Budgeted EBITDA (as hereinafter defined) attained by Quality Foods, according to the following schedule:

        Annual Budgeted                                    Cash Bonus
       EBITDA % Attained                              as % of Base Salary
       -----------------                              -------------------
         less than 80%                                         0%
               80%                                            30%
               90%                                            40%
              100%                                            50%
              110%                                            75%
         125% and above                                      100%

; provided, however, that in each Bonus Year (as long as the Employee has been continuously employed throughout such year), the Executive shall be entitled to a cash bonus in the amount of at least $50,000 (the "Minimum Annual Bonus"), except that in the event this Agreement expires upon the Scheduled Termination Date without being renewed, the Executive shall be entitled to a pro rata share of such amount for the period the Executive was actually employed during the 1999 Bonus Year.

                  (d) As used herein, the following terms shall have the following meanings:

                        (i) "Annual Budgeted EBITDA" of Quality Foods for the fiscal year ended December 31, 1997 equals $16,600,000 and for each subsequent fiscal year means the figure set by the Board of Directors on a yearly basis in advance of the relevant year.

                        (ii) "EBITDA" means the net income of Quality Foods excluding the effect of any Stipulated Items (as hereinafter defined) and before payment or provision for payment of (A) interest expense; (B) any Federal, state, local or other taxes based on income; (C) depreciation expense; and (D) amortization of goodwill and other intangible assets.

                        (iii) "Stipulated Items" means income or expense items of a character significantly different from those incurred in the typical or customary business activities of Quality Foods conducted in the ordinary course or that would not be considered recurring factors in any evaluation of the ordinary operations of the business of Quality Foods, including, but not limited to, (A) the sale or abandonment of a plant or significant segment of the business of Quality Foods; (B) the sale of an investment not acquired for resale; (C) the writeoff of goodwill due to unusual events or developments within the fiscal year


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being considered; (D) the condemnation or expropriation of properties; and (E)
certain adjustments to the reserve accounts recorded by Quality Foods; (F) any management fees payable to First Atlantic Capital, Ltd. or the Parent (as hereinafter defined) or any of their affiliates; and (G) fees and expenses relating to the consummation of the transactions contemplated by the Securities Purchase Agreement and the Rule 144A debt offering of senior notes of the Company.

                  (e) The Company shall, promptly following the Company's receipt from its certified public accountants of the audited financial statements of Quality Foods for each Bonus Year, compute and promptly pay the Annual Cash Bonus based upon EBITDA as reflected in such audited consolidated financial statements.

                  (f) Notwithstanding anything to the contrary contained herein, any and all Annual Cash Bonuses otherwise payable hereunder shall be subject to the Company's obligations to comply with the covenants set forth in its agreements with its lenders and payment of any and all Annual Cash Bonuses otherwise payable may be deferred in order to maintain the Company's compliance with such covenants. If any Annual Cash Bonus hereunder is not paid when due as a result of the Company's obligations to its lenders, such bonus shall accrue interest at the Applicable Federal Rate, as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder) until paid but shall, in any event, be paid as soon as permissible whether or not the Executive is employed by the Company at such time.

                  (g) In addition to the Base Salary, the Executive shall be entitled to participate in the Company's (or its parent company's) incentive stock option plan to be formulated by the Board of Directors of the Company.

                  (h) Upon the Commencement Date, the Company's parent, CFP Group, Inc., a Delaware corporation (the "Parent"), shall grant the Executive options to purchase Class B Nonvoting Common Stock, $.01 par value (the "Class B Nonvoting Stock"), of the Parent representing up to 1.25% (determined on the Commencement Date on a fully diluted basis) of the issued and outstanding Common Stock, $.01 par value, of the Parent. Such options shall be issued on such terms as the Board of Directors of the Parent shall, in its discretion, determine, provided such options shall be exercisable for the five year period commencing on the first anniversary of the Commencement Date in the event the employee remains continuously employed through such anniversary date and the exercise price thereof shall be $693.75 per share.

            SECTION 6. Business Expenses; Benefits. (a) The Company (or, at the Company's option, any subsidiary or affiliate


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thereof) shall reimburse or cause to be reimbursed the Executive, in accordance with the practice from time to time for officers of the Company, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of his duties hereunder. The Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be reasonably required by the Company.

                  (b) During the Employment Period, the Executive shall be entitled to four weeks paid vacation during each twelve-month period worked beginning on the Commencement Date.

                  (c) During the Employment Period, the Company shall provide the Executive with group health, hospitalization and disability insurance and other employee benefits consistent with such benefits as are generally made available from time to time to senior executive employees of the Company.

                  (d) The Company shall also reimburse the Executive for (i) premiums (not to exceed $2,500 in any year) on a current supplemental term life insurance policy through Cigna Insurance Company for a maximum amount of Five Hundred Thousand Dollars ($500,000) and (ii) annual membership fees for the Young Presidents Organization.

                  (e) The Executive shall also be entitled to an automobile allowance not to exceed $1,000 per month.

            SECTION 7. Involuntary Termination. (a) If, in the written determination of a physician selected by the Company (and whose services contemplated by this Section 7 shall be paid by the Company) and reasonably acceptable to the Executive (provided the Executive has the capacity at such time to make such a judgment), the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement (such condition being hereinafter referred to as a "Disability") for a period of 180 consecutive days or longer, or for an aggregate of 210 days during any twelve-month period, the Company may, at any time following such 180 or 210 day period of Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving him written notice (accompanied by the physician's written determination) to that effect (such termination, as well as a termination under Section 7(b), being hereinafter referred to as an "Involuntary Termination"). Until the Executive's employment hereunder shall have been terminated in accordance with the foregoing, the Executive shall be entitled to receive his compensation notwithstanding any such Disability.


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                  (b) If the Executive dies during the Employment Period, his employment hereunder shall be deemed to cease as of the date of his death.

            SECTION 8. Termination For Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a "Termination For Cause") by giving the Executive written notice of such termination, effective immediately upon the giving of such notice to the Executive. As used in this Agreement (a) "Cause" means any of the following: (i) any deliberate or intentional act or omission undertaken or omitted by the Executive causing damage to the Company or any of its affiliates or any of their respective properties, assets or business; (ii) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company or any of its affiliates or a conviction of the Executive, or pleading nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company or any of its affiliates or any other felony offense for any crime of gross moral turpitude; (iii) the violation by the Executive of Sections 13, 14 or 15 of this Agreement or the provisions of any other employment, non-competition or confidentiality agreement with the Company or any of its affiliates; (iv) the Executive's material breach of any agreement to which he is a party with the Company or any of its affiliates; (v) any usurpation by the Executive of a corporate opportunity of the Company or any of its affiliates;
(vi) the Executive's failure or refusal to perform any of his material duties, responsibilities or obligations as an employee of the Company; provided, however, that any action or omission by the Executive taken in good faith and in the reasonable belief that such action or omission was in the best interests of the Company shall not constitute "Cause"; and provided further, however, that the Executive shall be entitled to cure any investment that unintentionally violates clause (iii) hereof or any violation of clause (iv) hereof, in each case within thirty (30) days of his receipt of written notice thereof from the Company.

            SECTION 9. Termination Without Cause. The Company may terminate the employment of the Executive hereunder without Cause (such termination being hereinafter referred to as a "Termination Without Cause") by giving the Executive written notice of such termination, which notice shall be effective on the date specified therein but not earlier than the date on which such notice is given. For purposes of this Agreement, "Termination Without Cause" shall also include the following:

                  (a) any material reduction, in the absence of the Executive's consent, of the Executive's title, duties or responsibilities;


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                  (b) any reduction, in the absence of the Executive's consent, in the Executive's Base Salary, Annual Cash Bonus or the perquisites listed in Sections 6(c), (d) or (e) hereof, in each case as in effect on the Commencement Date; and

                  (c) the Company's permanent relocation of the Executive, in the absence of the Executive's consent, to a location other than the metropolitan Philadelphia, Pennsylvania area. Notwithstanding the foregoing provision of this clause (c), the parties acknowledge that the discharge of the Executive's duties hereunder will require the Executive to travel as necessary to the facilities of the Company and its affiliates and that a substantial portion of his duties will require the Executive to be present at the facilities of the Company and its affiliates. The Executive may from time to time also be required to travel to other locations to carry out the business of the Company and perform his duties hereunder. Accordingly, such travel shall be expressly included in the Executive's duties and shall not be the basis of a Termination Without Cause;

provided, however, that a Termination Without Cause pursuant to clauses (a) through (c) of this Section 9 shall not be deemed to have occurred unless, within 30 days of the occurrence of any of the events described in said clauses
(a) through (c), the Executive shall have given the Company reasonable notice of his intention to claim a Termination Without Cause pursuant to this Section 9 and the basis therefor, and the Company shall have failed to cure the act or omission described in the notice within 30 days of receipt of such notice from the Executive.

            SECTION 10. Voluntary Termination. Any termination of the employment of the Executive hereunder other than as a result of an Involuntary Termination, a Termination For Cause, a Termination Without Cause or a Termination For Nonrenewal shall be deemed to be a "Voluntary Termination."

            SECTION 10A. Renewal of Agreement. On the second anniversary of the Commencement Date, the Company and the Executive shall enter into good faith negotiations for the renewal of this Agreement following the Scheduled Termination Date. If the parties are unable, within 90 days after commencement of such negotiations, to agree to a renewal of this Agreement on mutually acceptable terms, the Executive shall continue to perform the services required hereunder until the Scheduled Termination Date, whereupon a Termination For Nonrenewal shall be deemed to have occurred; provided, however, that a "Termination For Nonrenewal" shall not be deemed to have occurred in the event the Executive and the Company do in fact renew this Agreement prior to the Scheduled Termination Date.

            SECTION 11. Effect of Termination. (a) Upon the termination of the Executive's employment hereunder due to a Termination for Cause or a Voluntary Termination, neither the


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Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except to receive (i) the unpaid portion, if any, of the Base Salary provided for in Section 5(a), computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable); (ii) any unpaid accrued benefits of the Executive (including any Annual Cash Bonus deferred pursuant to Section 5(f) hereof); and (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Section 6(a).

                  (b) Upon the termination of the Executive's employment hereunder due to an Involuntary Termination, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under the Agreement except (i) to receive the amounts set forth in
Section 11(a) above; (ii) to continue to receive the Base Salary and the Minimum Annual Bonus, payable in such installments and on such terms as they were paid to the Executive prior to such termination of employment through the later to occur of the Scheduled Termination Date and the date which is 18 months after the Termination Date; and (iii) in the case of an Involuntary Termination due to Disability, to participate in all group health, hospitalization and disability insurance plans as contemplated by Section 6(c) hereof and to receive the payments contemplated in Sections 6(d) and (e) hereof until the later to occur of the Scheduled Termination Date and the date which is 18 months after the Termination Date; provided, however, that any such rights under clauses (ii) and
(iii) of this Section 11(b) shall be reduced, to the extent the Executive shall obtain other employment during the period such payments are required to be made, by the amount of the salary and benefits received by the Executive in connection with such new employment.

                  (c) Upon the termination of the Executive's employment hereunder due to a Termination Without Cause, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except (i) to receive the amounts set forth in
Section 11(a) above, (ii) to continue to receive the Base Salary, payable in such installments as it was paid to the Executive prior to such termination of employment, through the later to occur of the Scheduled Termination Date and the date which is 18 months after the Termination Date, (iii) to receive the greater of the pro rata portion (based upon the number of periods elapsed in the fiscal year up to the Termination Date) of (A) the Minimum Annual Bonus and (B) the Special Cash Bonus, (iv) to receive the Minimum Annual Bonus for the 18-month period commencing on the Termination Date, payable on such terms as it was paid to the Executive prior to such termination of employment and (v) to participate in all group health, hospitalization and disability insurance plans as contemplated by Section 6(c) hereof and to receive the payments contemplated in
Section 6(d) and (e) hereof


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until the later to occur of the Scheduled Termination Date and the date which is
18 months after the Termination Date; provided, however, that any such rights under clauses (ii), (iv) and (v) of this Section 11(c) shall be reduced, to the extent the Executive shall obtain other employment during the period such payments are required to be made, by the amount of the salary and benefits received by the Executive in connection with such new employment. As used in this paragraph (c), "Special Cash Bonus" shall mean a cash bonus, based upon the percentage of Periodic Budgeted EBITDA attained by Quality Foods, through the period in which the Termination Date occurs, according to the following schedule:

        Periodic Budgeted                                   Cash Bonus
        EBITDA % Attained                              as % of Base Salary
        -----------------                              -------------------
          less than 80%                                         0%
                80%                                            30%
                90%                                            40%
               100%                                            50%
               110%                                            75%
          125% and above                                      100%

As used herein, "Periodic Budgeted EBITDA" means budgeted EBITDA for each of the 13 periods in a fiscal year (as determined by the Board of Directors on a yearly basis in advance of the relevant year).

                  (d) Upon the termination of the Executive's employment hereunder due to a Termination For Nonrenewal, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except (i) to receive the amounts set forth in
Section 11(a) above; (ii) to continue to receive the Base Salary, payable in such installments as it was paid to the Executive prior to such termination of employment for a period of 18 months; and (iii) to participate in all group health, hospitalization and disability insurance plans as contemplated by
Section 6(c) hereof and to receive the payments contemplated in Section 6(d) and
(e) hereof for a period of 18 months after the Termination Date; provided, however, that any such rights under clauses (ii) and (iii) of this Section 11(d) shall be reduced, to the extent the Executive shall obtain other employment during the period such payments are required to be made, by the amount of the salary and benefits received by the Executive in connection with such new employment.

            SECTION 12. Insurance. The Company may, for its own benefit, maintain "key-man" life and disability insurance policies (collectively, the "Insurance Policies") covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining the Insurance Policies.


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            SECTION 13. Disclosure of Information. (a) The Executive agrees that he will not, at any time during the Employment Period or thereafter, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof for any reason or purpose whatsoever nor shall the Executive make use of any of such non-public information for his own purpose or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof.

            (b) Notwithstanding anything to the contrary contained herein, the Executive shall not be required to maintain the confidentiality of any information that:

                  (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 13, generally known or available to the public;

                  (ii) is known to the Executive at the time of the disclosure of such information;

                  (iii) is hereafter furnished to the Executive by a third party, who, to the knowledge of such party, is not under any obligation of confidentiality to the Company or any of its affiliates, without restriction on disclosure;

                  (iv) is disclosed with the written approval of the party to which such information or materials pertain;

                  (v) is required to be disclosed by law, court order, or similar compulsion; provided, however, that, such disclosure shall be limited to the extent so required or compelled; and provided further, however, that the Executive required to disclose such confidential information shall give the Company notice of such disclosure and cooperate with such other party in seeking suitable protections; or

                  (vi) is required to be provided pursuant to or in connection with any legal proceeding involving the parties hereto.

              SECTION 14. Right to Inventions. The Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business actually conducted by the Company, which he may develop or which may be acquired by the Executive during the Employment Period (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark,


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design, logo, invention, improvement or technical information.
In connection therewith:

                  (a) the Executive shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such marks, designs, logos, inventions, improvements, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

                  (b) the Executive shall render to the Company at its expense (including a reasonable payment for the time involved in case he is not then in its employ based on his last per diem earnings) all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such trademarks, patents, inventions, improvements or technical information; and

                  (c) for the avoidance of doubt, it is hereby agreed that the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 37 of the Copyright Act of 1986 and any amendment or re-enactment thereof.

              SECTION 15. Restrictive Covenant. (a) The Executive acknowledges and recognizes that during the Employment Period he will be privy to non-public information critical to the Company's and its affiliates' business and further acknowledges and recognizes that the Company would find it extremely difficult to replace him. Accordingly, in consideration of the premises contained herein, and the consideration to be received by the Executive hereunder and the granting of certain stock options to the Executive, during the Employment Period and the Non-Competition Period (as defined below), the Executive shall not (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business; (iii) induce any employee of the Company or any affiliate thereof to terminate such employee's employment with the Company or any such affiliate or to engage in any Competing Business; or (iv) induce any entity or person with which the Company or any affiliate thereof has a business relationship to terminate or alter such business relationship; provided, however, that the foregoing shall not prevent the


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Executive from owning the securities of or an interest in any business (other than the Company and any entity controlling the Company), provided such ownership of securities or interest represents less than five percent (5%) of any class or type of securities of, or interest in, such business.

                  (b) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder and pursuant to other agreements between the Company and the Executive to justify clearly such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from earning a living.

                  (c) As used herein, "Competing Business" shall mean any business in North America if such business or the products sold by it are competitive, directly or indirectly, with (i) the business of the Company or any of its affiliates for which the Executive has direct managerial responsibility,
(ii) any of the products manufactured, sold or distributed by the Company or any of its affiliates for which the Executive has direct managerial responsibility, or (iii) any products or business being developed by the Company or any of its affiliates for which the Executive has direct managerial responsibility; and "Non-Competition Period" shall mean the period commencing on the day immediately following the Termination Date and ending upon the expiration of 18 months following the Termination Date.

              SECTION 16. Right to Sell Securities. In the event (the "Trigger Event") of a (i) Termination Without Cause; (ii) Termination For Nonrenewal; or
(iii) Involuntary Termination, the Executive shall have the right and option (the "Put Option") during the 90-day period (the "Put Period") following the Trigger Event to sell to the Company the shares of Class B Nonvoting Stock and/or options (the "Options") to acquire such shares of Class B Nonvoting Stock that are then vested and exercisable, in each case owned by the Executive (or any member of the Group (as defined in the Stockholders' Agreement) of the Executive) on the date of the Trigger Event (collectively, the "Put Securities"). The Put Option shall be exercisable by the Executive by written notice to the Company during the Put Period, and upon receipt thereof, the Company shall be obligated to purchase the Put Securities that are the subject of such notice on the following basis:

            (A) The price (the "Put Price") of the Put Securities shall be determined as follows:

                  (1) if the Trigger Event is a Termination Without Cause or an Involuntary Termination, the Put Price


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      for the Put Securities shall be the greater of (x) the price paid by the
      Executive for the Put Securities and (y) the Fair Value Per Share (as defined in the Stockholders' Agreement (the "Stockholders' Agreement") dated as of the date hereof among the Company, the Executive and the other signatories thereto), net of the exercise price in the case of Options; and

                  (2) if the Trigger Event is a Termination For Nonrenewal, the Put Price for the Put Securities shall be Fair Value Per Share, net of the exercise price, in the case of Options.

            (B) The Put Price shall be payable as follows:

                  (1) if the Trigger Event is a Termination For Nonrenewal, the Put Price shall be payable in cash or, at the option of the Company, by delivery of a subordinated promissory note that (a) matures ratably on a quarterly basis over a three year period; (b) is subordinated to all other current or future indebtedness of the Company; (c) bears interest, payable on a quarterly basis, at a fluctuating annual rate equal to that rate announced by NationsBank, N.A. from time to time as its prime rate; (d) shall be secured with the Put Securities repurchased by delivery of such note; and (e) shall otherwise contain such terms and provisions as may be required by the Company's lenders, and

                  (2) if the Trigger Event is a Termination Without Cause or an Involuntary Termination, the Put Price shall be payable in cash.

            (C) The Put Price shall be paid within 90 days of the exercise by the Executive of the Put Option.

            (D) Notwithstanding anything to the contrary contained herein, the provisions of this Section 16 shall be subject to the following:

                  (1) The put rights set forth in this Section 16 shall be subject to the terms and conditions of the Tripartite Agreement dated as of the date hereof among the Executive, Robert D. Gioia and Richard D. Griffith.

                  (2) The parties acknowledge that any obligation on the part of the Company to pay the Put Price shall be subject to the Company's obligations to comply with the covenants set forth in its agreements with its lenders and payment of any Put Price payable may be deferred in order to maintain the Company's compliance with such covenants but shall, in any event, be paid as soon as permissible.

                  (3) Anything contained herein to the contrary notwithstanding, the Put Option of the Executive shall terminate (if not theretofore exercised) and be of no further force or effect simultaneously with the consummation by the Parent of the initial public offering of shares of its capital stock.

              SECTION 17. Enforcement; Severability; Etc. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

              SECTION 18. Remedies. The Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

              SECTION 19. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

            if to the Company, to it at:

                  1117 West Olympic Boulevard
                  Montebello, California  90640
                  Attention:  President
                  Telecopier: (213) 727-0412
                  Telephone:  (213) 727-0900;

                  with a copy to:

                  First Atlantic Capital, Ltd.
                  135 East 57th Street
                  New York, New York  10022
                  Attention:  Mr. James A. Long
                  Telecopier: (212) 750-0954
                  Telephone:  (212) 750-0300; and

                  O'Sullivan Graev & Karabell, LLP
                  30 Rockefeller Plaza
                  New York, New York  10112
                  Attention:  Lawrence G. Graev, Esq.
                  Telecopier: (212) 408-2420
                  Telephone:  (212) 408-2400;

            if to the Executive, to him at:

                  Stradley, Ronon, Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, Pennsylvania  19103-7098
                  Attention:  John F. Dougherty, Jr.
                  Telecopier: (215) 564-8120
                  Telephone:  (215) 564-8084

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission, when received, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. It is further agreed and understood that any such notice or communication may also be given by counsel on behalf of any of the parties to the Employment Agreement hereto.

            SECTION 20. Binding Agreement; Benefit. Subject to Section 25 hereof, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.
            SECTION 21. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of laws).

            SECTION 22. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

            SECTION 23. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto, including, without limitation, the Agreement dated as of July 22, 1992 by and between Quality Foods and the Executive. This Agreement may be amended only by an agreement in writing signed by the parties.

            SECTION 24. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 25. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that if the Executive fails to consent to the assignment of this Agreement, such failure will be deemed a Voluntary Termination of this Agreement. Notwithstanding the foregoing, (a) the parties acknowledge that the Company may, at any time, assign this Agreement to any of its affiliates (determined on the date hereof); and (b) in the event of a Change of Control (as hereinafter defined) of the Company, provided the Executive consents to the assignment of this Agreement to the Company's successor, the Executive shall be entitled, in his sole discretion, to terminate the Employment Period at any time after nine months shall have elapsed from the date of the change of control (provided the Executive shall have been continuously employed by the Company during such nine-month period), in which case such termination shall be deemed a Termination Without Cause. As used herein, "Change of Control" shall mean the failure of Atlantic Equity Partners, L.P. (together with its affiliates determined on the date hereof) to own, directly or indirectly, beneficially or of record, in excess of 50% of the issued and outstanding voting securities of the Company having the ordinary power to elect directors.

            SECTION 26. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            SECTION 27. Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

            SECTION 28. Attorney Fees. (a) In connection with any action, suit or proceeding arising under or in connection with this Agreement, the prevailing party in such action, suit or proceeding shall be entitled to the reasonable attorneys' fees incurred in connection with such action, suit or proceeding.

            (b) The Company agrees to pay the reasonable fees and expenses of Stradley Ronon Stevens & Young (not to exceed $7,500) in connection with negotiation of this Agreement.

                                     * * * *

            IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first written above.

                                    CFP HOLDINGS, INC.



                                    By:_____________________________
                                       Name:
                                       Title:


                                    ________________________________
                                                David Cohen